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                                                                    EXHIBIT 99.1



Magainin Pharmaceuticals Inc.

                                           NEWS RELEASE
                                           FOR IMMEDIATE RELEASE

                                               Contact:

                                 Michael R. Dougherty           Rhonda Chiger
                                 Magainin Pharmaceuticals Inc.  Dewe Rogerson
                                 (610) 941-4020                 (212) 688-6840




             MAGAININ PHARMACEUTICALS BUYS OUT MSI-78 ROYALTY STREAM

(September 26, 1996, Plymouth Meeting, PA) - Magainin Pharmaceuticals Inc. (NASDAQ:MAGN) today announced that it had reached agreement with Multiple Peptide Systems, Inc. ("MPS"), a subsidiary of Houghten Pharmaceuticals, Inc. ("Houghten"), and The Scripps Research Institute ("Scripps"), relating to the buyout of royalties which Magainin would otherwise have owed on any sales of MSI-78 (Cytolex(TM)). Pursuant to this Agreement, Magainin will issue to Houghten and Scripps an aggregate of 550,000 shares of Magainin Common Stock, and Magainin's license as it relates to MSI-78 will be fully-paid and royalty-free.

"Magainin is very pleased to have completed this transaction with Houghten and Scripps," said Jay Moorin, chairman, president and chief executive officer of Magainin Pharmaceuticals Inc. "Assuming MSI-78 is successfully developed and commercialized, this buyout will result in greater cash flows to Magainin, and improved margins on sales of MSI-78."

Magainin reported, on September 25, 1996, successful results of its initial, pivotal Phase III clinical trial of MSI-78 for the treatment of infection in diabetic foot ulcers. Results from a second such trial are expected to be available in the first quarter of 1997.

In connection with this transaction, Magainin expects to record a non-cash charge to earnings in the amount of approximately $7.1 million, representing the fair value of such issued shares.

Magainin Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of breakthrough medicines for serious diseases. The Company isolates and develops compounds
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from the host-defense systems of animals and uses molecular techniques such as gene identification to understand the pathogenesis of disease. The Company's development efforts are focused on anti-infectives, oncology and, pulmonary and allergic disorders.

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This announcement contains certain forward looking statements that are subject to risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 as filed with the Securities and Exchange Commission and the following sections of
Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission:
"Synthesis Technology; Manufacturing;" "Product Development and Research Programs;" "Government Regulation;" "Additional Regulatory Issues;" "Patents and Proprietary Rights; Licensed Technology;" "Competition" and "Product Liability and Insurance." The Company disclaims any intent or obligation to update these forward looking statements.